Exhibit 99.1

News Release CONTACT: Mr. Frank Cesario, PHONE: 847-391-9492 INTERNET: iscoir@iscointl.com

ISCO INTERNATIONAL REPORTS FINANCIAL RESULTS FOR THE FIRST QUARTER 2005

Elk Grove Village, IL (April 20, 2005) – ISCO International, Inc. (AMEX: ISO), a leading supplier of RF management and interference-control solutions for the wireless telecommunications industry, today reported financial results for the first quarter 2005.

ISCO reported consolidated net revenues of $3,293,000 for the quarter-ended March 31, 2005, versus $422,000 during the comparable period of 2004. Gross margin for these two periods increased to 42%, from 27%, due in part to volume-related efficiencies. The consolidated net loss improved to $482,000 for the quarter-ended March 31, 2005, versus $1,958,000 during the same period of 2004. The improvement in net loss was primarily due to the improvement in revenue and resulting gross margins.

“These first quarter results are a step in the right direction for our company,” said John Thode, CEO of ISCO. “Non-cash charges during the first quarter related to stock option expense, deprecation and amortization were $291,000. Additionally, we accrued $293,000 in interest expense that should be reduced on a quarterly basis going forward with the reduction in the credit line interest rate from 14% to 9%, beginning April 1st. Those two items combined to account for more than 100% of our $482,000 net loss for the quarter.

“That means that the Company has been able to generate a positive cash flow from operations, albeit a small one, during the first quarter, something it has never accomplished. We entered the second quarter with $1.5 million in order backlog, a number which we have continued to build upon during April.”

An investor call will be held today, April 20th, at 5pm eastern. To participate in the call domestically, dial 1-800-905-0392. International callers should dial 1-785-832-2422. The conference name is “ISCO.” The call will be replayed for 30 days at 1-888-566-0828 (or 1-402-220-0124 for international callers).

Following the presentation, a short question and answer session will be held. Participants are asked to dial in 10 minutes prior to the beginning of the call. The call will be webcast live and then archived for 30 days. ISCO will provide a link to the call on its web site (www.iscointl.com) for both the live and archived versions. A copy of the webcast link is below.

Webcast link: http://phx.corporate-ir.net/playerlink.zhtml?c=148967&s=wm&e=1052665

Safe Harbor Statement

Because the Company wants to provide investors with meaningful and useful information, this news release contains, and incorporates by reference, certain “forward-looking statements” that reflect the Company’s current expectations regarding the future results of operations, performance and achievements of the Company. The Company has tried, wherever possible, to identify these forward-looking statements by using words such as “anticipates,” “believes,” “estimates,” “expects,” “plans,” “intends” and similar expressions. These statements reflect the Company’s current beliefs and are based on information currently available to it. Accordingly, these statements are subject to certain risks, uncertainties and contingencies, which could cause the Company’s actual results, performance or achievements to differ materially from those expressed in, or implied by, such statements. These factors include, among others, the following: market acceptance of the Company’s technology; the spending patterns of wireless network operators in connection with the build out of 2.5G and 3G wireless systems; the Company’s ability to obtain additional financing in the future; the Company’s history of net losses and the lack of assurance that the Company’s earnings will be sufficient to cover fixed charges in the future; uncertainty about the Company’s ability to compete effectively against better capitalized competitors and to withstand downturns in its business or the economy generally; continued downward pressure on the prices charged for the Company’s products due to the competition of rival manufacturers of front-end systems for the wireless telecommunications market; the timing and receipt of customer orders; the Company’s ability to attract and retain key personnel; the Company’s ability to protect its intellectual property and the risks of legal proceedings. A more complete description of these risks, uncertainties and assumptions is included in the Company’s filings with the Securities and Exchange Commission, including those described under the heading “Risk Factors” in the Company’s Annual Report on Form 10-K. You should not place undue reliance on any forward-looking statements. The Company undertakes no obligation to release publicly the results of any revisions to any such forward-looking statements that may be made to reflect events or circumstances after the date of this Report or to reflect the occurrence of unanticipated events.

(Table Follows)

	Three Months Ending
	March 31, 2005	March 31, 2004
	UNAUDITED
Net sales	$3,293,000	$422,000
Costs and expenses:
Cost of sales	1,921,000	309,000
Research and development	347,000	234,000
Selling and marketing	366,000	224,000
General and administrative	852,000	1,233,000

Total costs and expenses	3,486,000	2,000,000

Operating loss	$(193,000)	$(1,578,000)

Other income (expense):
Interest income	4,000	2,000
Non-cash interest expense	—	(250,000)
Other interest expense	(293,000)	(131,000)

Total other income (expense)	$(289,000)	$(380,000)

Net loss	$(482,000)	$(1,958,000)

Basic and diluted loss per common share	$(0.00)	$(0.01)

Weighted average number of common shares outstanding	161,217,000	154,233,000

Selected Balance Sheet Information:

	(unaudited) March 31, 2005	December 31, 2004
Cash and equivalents	$839,000	$402,000
Working Capital excl. Debt	$2,066,000	$1,017,000
Total Assets	$18,032,000	$16,986,000
Debt, short term and long term, including related accrued interest	$9,936,000	$8,643,000
Stockholders’ Equity	$7,020,000	$7,248,000

Web site:    http://www.iscointl.com

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